UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 5, 2025
Date of Report (Date of earliest event reported)

AYTU BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 East Union Avenue, Suite 920
Denver, CO 80237
(Address of principal executive offices, including zip code)

(720) 437-6580
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	AYTU	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2025, Aytu BioPharma, Inc. (the “Company” or “Aytu”), entered into an Exclusive Commercialization Agreement (the “Agreement”) with Fabre-Kramer Holdings, Inc. (“Fabre-Kramer”), pursuant to which the Company acquired certain rights and obligations in connection with the commercialization of EXXUA™ (gepirone) extended release tablets, an FDA-approved pharmaceutical indicated for the treatment of Major Depressive Disorder (MDD) in adults, in any formulation and any dosage strength for all current and future indications (the “Product”) at any time before or during the term of the Agreement in the United States of America, its commonwealths, territories, and possessions (the “Territory”). EXXUA is a first-in-class, FDA-approved treatment for MDD with a novel mechanism of action and differentiated clinical profile, and, upon the execution of the Agreement, the Company anticipates launching EXXUA in the fourth calendar quarter of 2025 through its commercial team. EXXUA has been extensively studied in over 5,000 patients and represents a new class of therapeutics to compete in the over $22 billion United States prescription MDD market. It can become a very important treatment option for the over 21 million Americans affected by MDD. Over 340 million antidepressant prescriptions were written in 2024 in the United States, yet significant unmet needs remain considering the unacceptable side effects associated with current therapeutics.

As consideration for the Agreement, the Company made an upfront cash payment of $3,000,000 to Fabre-Kramer on the effective date of the Agreement. Within forty-five (45) days of the one-year anniversary of the first physical sale of Product in the Territory through a bona fide, arm’s length transaction to distribute the Product into the commercial channel for the purpose of fulfilling the Product prescription demand and subsequent dispensing, the Company has agreed to make a second $3,000,000 payment (the “Second Payment”). The Second Payment may be increased to $5,000,000 if first year Product net sales meet or exceed $35 million. Additionally, the Company has agreed to pay Fabre-Kramer certain milestone payments ranging from $5,000,000 to over $100,000,000 per year based on sales milestones after a certain level of net sales are achieved with a threshold of $100,000,000 in net sales and the Company will pay 10% of net sales exceeding $1 billion. The Company has also agreed to pay royalty fees throughout the term of the Agreement based on the Company’s net sales of the Product as follows: (i) initially 28% of net sales and increasing to 39% if net sales exceed $300 million in any year during the Term until such net sales reach a reduced royalty trigger; and (ii) after reaching such royalty trigger, 24.5% and increasing to 35.5% if net sales exceed $300 million in any year during the Term. The Company will also pay a supply price of 3% of net sales less its cost of goods sold, increasing to 4% of net sales if annual net sales exceed $300 million. The Agreement also contains customary clauses for pharmaceutical commercialization agreements, including, among others, post-marketing trials and obligations, regulatory matters, and indemnification.

The Agreement can be terminated at any time upon mutual agreement between the Company and Fabre-Kramer. Either party can terminate the Agreement at any time upon written notice for a material default or breach if the material default or breach is not cured within (1) ninety (90) days after written notice or (2) in the case of a breach that cannot be cured within ninety (90) days, within a reasonable period not exceeding one hundred and twenty (120) days after written notice. Additionally, either party can terminate the Agreement at any time upon writing notice if (1) either party withdraws the Product from the market in the Territory for safety reasons or (2)(i) the FDA materially restricts the indications for the Product, or (ii) federal or state pricing controls are imposed that would result in obvious or substantial loss of sales for the Product.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending June 30, 2025, with confidential portions redacted.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On June 6, 2025, the Company issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in the press release attached as Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release dated June 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOPHARMA, INC.

Date: June 6, 2025	By:	/s/ Ryan J. Selhorn
Ryan J. Selhorn
Chief Financial Officer